Execution Version

INVESTMENT SUB-ADVISORY AGREEMENT

This AGREEMENT made this 13th day of January, 2025, by and between THE VARIABLE ANNUITY LIFE INSURANCE COMPANY, hereinafter referred to as “VALIC,” and WELLINGTON MANAGEMENT COMPANY LLP, hereinafter referred to as the “SUB- ADVISER.”

VALIC and the SUB-ADVISER recognize the following:

(a)	VALIC is a life insurance company organized under Chapter 3 of the Texas Insurance Code and an investment adviser registered under the Investment Advisers Act of 1940, as amended (“Advisers Act”).

(b)

VALIC is engaged as the investment adviser of VALIC Company I (“VC I”) pursuant to an Investment Advisory Agreement between VALIC and VC I, a Maryland corporation. VC I is a series type of investment company issuing separate classes (or series) of shares and is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (“1940 Act”). The 1940 Act prohibits any person from acting as an investment adviser of a registered investment company except pursuant to a written contract.

(c)	VC I currently consists of thirty-six portfolios (“Funds”):

Aggressive Growth Lifestyle Fund	International Socially Responsible Fund
Asset Allocation Fund	International Value Fund
Capital Appreciation Fund	Large Capital Growth Fund
Conservative Growth Lifestyle Fund	Mid Cap Index Fund
Core Bond Fund	Mid Cap Strategic Growth Fund
Dividend Value Fund	Mid Cap Value Fund
Dynamic Allocation Fund	Moderate Growth Lifestyle Fund
Emerging Economies Fund	Nasdaq-100® Index Fund
Global Real Estate Fund	Science & Technology Fund
Global Strategy Fund	Small Cap Growth Fund
Government Securities Fund	Small Cap Index Fund
Growth Fund	Small Cap Special Values Fund
High Yield Bond Fund	Small Cap Value Fund
Inflation Protected Fund	Stock Index Fund
International Equities Index Fund	Systematic Core Fund
International Government Bond Fund	Systematic Growth Fund
International Growth Fund	Systematic Value Fund
International Opportunities Fund	U.S. Socially Responsible Fund

In accordance with VC I’s Articles of Incorporation (the “Articles”), new Funds may be added to VC I upon approval of VC I’s Board of Directors without the approval of Fund shareholders. This Agreement will apply only to Funds set forth on the attached Schedule A, and any other Funds as may be added or deleted by amendment to the attached Schedule A (“Covered Fund(s)”).

(d)	The SUB-ADVISER is engaged principally in the business of rendering investment advisory services and is registered as an investment adviser under the Advisers Act.

(e)

VALIC desires to enter into an Investment Sub-Advisory Agreement with the SUB-ADVISER for all or a portion of the assets of the Covered Fund(s) which VALIC determines from time to time to assign to the SUB-ADVISER.

VALIC and the SUB-ADVISER agree as follows:

1.	Services Rendered and Expenses Paid by the SUB-ADVISER

The SUB-ADVISER, subject to the control, direction, and supervision of VALIC and VC I’s Board of Directors and in conformity with the 1940 Act, all applicable laws and regulations thereunder, all other applicable federal and state laws and regulations, including Section 817(h) of the Internal Revenue Code of 1986, as amended (the “Code”); VC I’s Articles, Bylaws, registration statements, prospectus and stated investment objectives, policies and restrictions and any applicable procedures adopted by VC I’s Board of Directors shall:

(a)

manage the investment and reinvestment of the assets of the Covered Fund(s) including, for example, the evaluation of pertinent economic, statistical, financial, and other data, the determination of the industries and companies to be represented in each Covered Fund’s portfolio, and the formulation and implementation of investment programs.

(b)

maintain a trading desk and place orders for the purchase and sale of portfolio investments (including futures contracts and options thereon) for each Covered Fund’s account with brokers or dealers (including futures commission merchants) selected by the SUB-ADVISER, or arrange for any other entity to provide a trading desk and to place orders with brokers and dealers (including futures commission merchants) selected by the SUB-ADVISER, subject to the SUB-ADVISER’s control, direction, and supervision, which brokers or dealers may include brokers or dealers (including futures commission merchants) affiliated with the SUB-ADVISER, subject to applicable law.

In performing the services described in paragraph (b) above, the SUB-ADVISER shall use its best efforts to obtain for the Covered Fund(s) the most favorable execution. SUB-ADVISER may select brokers, including those which from time to time may furnish to SUB-ADVISER or its affiliates statistical and investment research or execution services in accordance with Section 28(e) of the Securities Exchange Act of 1934. On occasions when the SUB-ADVISER deems the purchase or sale of a security to be in the best interest of one or more of the Covered Fund(s) as well as other clients of the SUB-ADVISER, it may allocate such transactions in the manner it considers to be the most equitable and consistent with its fiduciary obligation to the Covered Fund(s) and to such other clients in accordance with its Policy and Procedures Regarding Allocation of Trades. The SUB-ADVISER shall not be deemed to have acted unlawfully, or to have breached any duty created by this Agreement, or otherwise, solely by reason of acting according to such authorization.

With respect to any investments, including but not limited to repurchase and reverse repurchase agreements, derivatives contracts, futures contracts, International Swaps and Derivatives Association, Inc. (“ISDA”) Master Agreements and similar types of master agreements, and options on futures contracts, which are permitted to be made by the SUB-ADVISER in accordance with this Agreement and the investment objectives and strategies of the Covered Fund(s), as outlined in the Registration Statement for the Covered Fund(s), VALIC hereby authorizes and directs the SUB-ADVISER to do and perform every act and thing whatsoever necessary or incidental in performing its duties and obligations under this Agreement, including, but not limited to, executing as agent, on behalf of the Covered Fund(s), master and related agreements and other documents to establish, operate and conduct all brokerage, collateral or other trading accounts, and executing as agent, on behalf of the Covered Fund(s), such agreements and other documentation as may be required for the purchase or sale, assignment, transfer and ownership of any permitted investment, including repurchase and derivative master agreements, including any schedules and annexes to such agreements, releases, consents, elections and confirmations. The SUB-ADVISER also is hereby authorized to instruct a Covered Fund’s custodian with respect to any collateral management activities in connection with any derivatives transactions and to enter into standard industry protocol arrangements (including those published by ISDA). The SUB-ADVISER is also authorized to provide evidence of its authority to enter into such master and related agreements, including by delivering a copy of this provision. VALIC acknowledges and understands that it will be bound by any such trading accounts established, and agreements and other documentation executed, by the SUB-ADVISER for such investment purposes and agrees to provide the SUB-ADVISER with tax information, governing documents, legal opinions and other information concerning the Covered Fund(s) as may be reasonably necessary to complete such agreements and other documentation. The SUB-ADVISER is required to provide VALIC with copies of the applicable agreements and documentation promptly upon request and to notify VALIC of any claims by counterparties or financial intermediaries that a Covered Fund has triggered an early termination or default provision or otherwise is out of compliance with the terms of the applicable agreement or that the counterparty is excused from performing under the agreement. The SUB-ADVISER is hereby authorized, to the extent required by regulatory agencies or market practice, to reveal VC I and the Covered Fund’s identity and address to any financial intermediary through which or with which financial instruments are traded or cleared.

The authority shall include, without limitation the authority on behalf of and in the name of the Covered Fund(s) to execute: (i) documentation relating to private placements, loans and bank debt (including Loan Syndications and Trading Association and Loan Market Association documentation); (ii) waivers, consents, amendments or other modifications relating to investments; and (iii) purchase agreements, sales agreements, commitment letters, pricing letters, registration rights agreements, indemnities and contributions, escrow agreements and other investment related agreements.

The SUB-ADVISER is authorized to terminate all such master and related agreements and other documentation with respect to a Covered Fund when it determines it is in the best interest of the Covered Fund to do so, and it is authorized to exercise all default and other rights of the Covered Fund against the other party(ies) to such agreements in accordance with its fiduciary duties and the best interest of the Covered Fund. Upon termination of this Agreement, the SUB-ADVISER agrees to remove the Covered Fund(s) as parties to such agreements and to consult with Adviser regarding close-out, novation or continuation of positions under the agreements and retention of accounts or transfer of such accounts, which VALIC shall determine in its sole discretion. If instructed by VALIC to do so, the SUB-ADVISER shall close out open positions and transfer financial instruments in accordance with VALIC’s instructions.

The SUB-ADVISER shall maintain records adequately demonstrating compliance with its obligations under this Agreement and report periodically to VALIC and VC I’s Board of Directors regarding the performance of its services under this Agreement. The SUB-ADVISER will make available to VALIC and VC I promptly upon their request all of the Covered Fund(s)’ investment records and ledgers to assist VALIC and VC I in compliance with respect to each Covered Fund’s securities transactions as required by the 1940 Act and the Advisers Act, as well as other applicable laws. The SUB-ADVISER will furnish VC I’s Board of Directors such periodic and special reports as VALIC and VC I’s Board of Directors may reasonably request. The SUB-ADVISER will furnish to regulatory authorities any information or reports in connection with such services which may be requested in order to ascertain whether the operations of the Covered Fund(s) are being conducted in a manner consistent with applicable laws and regulations. The SUB-ADVISER will not disclose or use any records or information obtained pursuant to this Agreement in any manner whatsoever except as expressly authorized in this Agreement, and will keep confidential any information obtained pursuant to this service relationship, and disclose such information only if VALIC or the Board of Directors of VC I has authorized such disclosure, or if such information is or hereafter becomes ascertainable from public or published information or trade sources, or if such disclosure is expressly required or requested by applicable federal or state authorities.

Should VALIC at any time make any definite determination as to investment policy and notify the SUB-ADVISER of such determination, the SUB-ADVISER shall be bound by such determination for the period, if any, specified in such notice or until similarly notified that such determination has been revoked.

The SUB-ADVISER will not hold money or investments on behalf of VC I. The money and investments will be held by the Custodian of VC I. The SUB-ADVISER will arrange for the transmission to the Custodian for VC I, on a daily basis, such confirmation, trade tickets and other documents as may be necessary to enable the Custodian to perform its administrative responsibilities with respect to the Covered Fund(s).

Subject to the prior approval by the Board of Directors of VC I and upon thirty (30) days’ written notice to the SUB-ADVISER (or such lesser or longer notice as is acceptable to the SUB-ADVISER), VALIC reserves the right to delegate to the SUB-ADVISER responsibility for exercising voting rights for all or a specified portion of the securities held by a Covered Fund. To the extent so delegated, the SUB-ADVISER will exercise voting rights with respect to securities held by a Covered Fund in accordance with the SUB-ADVISER’s written proxy voting policies and procedures, subject to such reasonable reporting and other requirements as shall be established by VALIC. To the extent VALIC retains the responsibility for voting proxies, the SUB-ADVISER agrees to provide input on certain non-routine proxy voting matters or proposals as may be reasonably requested by VALIC.

The SUB-ADVISER shall not be responsible for taking any action on behalf of the Covered Funds in connection with any claim or potential claim in any bankruptcy proceedings, class action securities litigation, or other litigation or proceeding affecting securities held at any time in the Covered Fund(s) including, without limitation, to file proofs of claim or other documents related to such proceedings (the “Litigation”) or to investigate, initiate, supervise, or monitor the Litigation involving the Covered Funds’ assets. The SUB- ADVISER shall provide factual information relating to VALIC or VC I’s account in its possession as VALIC or VC I may reasonably request. VALIC or VC I shall pay or reimburse costs actually and reasonably incurred by the SUB-ADVISER in connection with such Litigation, such as costs associated with complying with subpoenas or appearing as a witness by reason of the SUB-ADVISER’s roles and responsibilities under this

Agreement.

The SUB-ADVISER shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise provided or authorized, have no authority to act for or represent VALIC or VC I other than in furtherance of the SUB-ADVISER’s duties and responsibilities as set forth in this Agreement.

Upon reasonable request from VALIC, the SUB-ADVISER (through a qualified person or his or her designee) will reasonably assist VALIC in valuing securities of a Covered Fund as may be required from time to time; however, VALIC acknowledges that the SUB-ADVISER is not the pricing, valuation, or fund accounting agent for the Covered Fund(s), is not responsible for the Covered Fund(s)’ or VALIC’s valuation determinations, and that VALIC shall assume responsibility for all valuation decisions.

Except as otherwise agreed, or as otherwise provided herein, the SUB-ADVISER shall bear the expense of discharging its responsibilities hereunder and VALIC shall pay, or arrange for others to pay, all VALIC’s expenses, except that VALIC shall in all events pay the compensation described in Section 2 of this Agreement.

The SUB-ADVISER also represents and warrants that in furnishing services hereunder, the SUB-ADVISER will not consult with any other sub-adviser of the Covered Fund(s) or other series of VC I, to the extent any other sub-advisers are engaged by VALIC, or any other sub-advisers to other investment companies that are under common control with VC I, concerning transactions of the Covered Fund(s) in securities or other assets, other than for purposes of complying with the conditions of paragraphs (a) and (b) of rule 12d3-1 under the 1940 Act.

2.	Compensation of the SUB-ADVISER

VALIC shall pay to the SUB-ADVISER, as compensation for the services rendered and expenses paid by the SUB-ADVISER, a monthly fee or fees based on each Covered Fund’s average daily net assets computed for each Covered Fund as provided for in the fee schedule attached hereto as Schedule A. Schedule A may be amended from time to time, by written agreement executed by both Parties, provided that amendments are made in conformity with applicable laws and regulations and the Articles and Bylaws of VC I. Any change in Schedule A pertaining to any new or existing Fund shall not be deemed to affect the interest of any other Fund and shall not require the approval of shareholders of any other Fund.

VALIC shall pay this fee for each calendar month as soon as practicable after the end of that month, but in any event no later than thirty (30) days following the end of the month. If the SUB-ADVISER serves for less than a whole month, the foregoing compensation shall be prorated.

The payment of advisory fees related to the services of the SUB-ADVISER under this Agreement shall be the sole responsibility of VALIC and shall not be the responsibility of VC I.

3.	Scope of the SUB-ADVISER’s Activities

The SUB-ADVISER, and any person controlled by or under common control with the SUB-ADVISER, shall remain free to provide similar investment advisory services to other persons or engage in any other business or activity which does not impair the services which the SUB-ADVISER renders to the Covered Fund(s).

Except as otherwise required by the 1940 Act, any of the shareholders, directors, officers and employees of VALIC may be a shareholder, director, officer or employee of, or be otherwise interested in, the SUB-ADVISER, and in any person controlling, controlled by or under common control with the SUB-ADVISER; and the SUB-ADVISER, and any person controlling, controlled by or under common control with the SUB-ADVISER, may have an interest in VALIC.

The SUB-ADVISER shall not be liable to VALIC, VC I, or to any shareholder in VC I, and VALIC shall indemnify the SUB-ADVISER, for any act or omission in rendering services under this Agreement, or for any losses sustained in connection with the matters to which this Agreement relates, so long as there has been no willful misfeasance, bad faith, gross negligence, or reckless disregard of obligations or duties on the part of the SUB-ADVISER.

Subject to Section 1 and except as otherwise specified in the investment guidelines, the SUB-ADVISER will provide investment management services for the Covered Fund(s) without regard to any tax consequences that may result from any action taken or omitted by the SUB-ADVISER on behalf of the assets. Neither the SUB-ADVISER nor any of its affiliates provide tax advice in connection with investment of the Covered Fund(s)’ assets, and VALIC or VC I is responsible for determining and paying any taxes owed with respect to the activities of the assets.

4.	Representations of the SUB-ADVISER and VALIC

The SUB-ADVISER represents, warrants, and agrees as follows:

(a)

The SUB-ADVISER (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has met, and will continue to meet for so long as this Agreement remains in effect, any applicable· federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will immediately notify VALIC of the occurrence of any event that would disqualify the SUB-ADVISER from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

(b)

The SUB-ADVISER has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and if it has not already done so, will provide VALIC and VC I with a copy of such code of ethics together with evidence of its adoption.

(c)

The SUB-ADVISER has provided VALIC and VC I with a copy of its Form ADV as most recently filed with the SEC and will promptly after filing any amendment to its Form ADV with the SEC, furnish a copy of such amendment to VALIC.

VALIC represents, warrants, and agrees as follows:

VALIC (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has met, and will continue to meet for so long as this Agreement remains in effect, any applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will immediately notify the SUB-ADVISER of the occurrence of any event that would disqualify VALIC from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

5.	Term of Agreement

This Agreement shall become effective as to the Fund(s) set forth on Schedule A on the date hereof and as to any other Fund on the date of the Amendment to Schedule A adding such Fund in accordance with this Agreement. Unless sooner terminated as provided herein, this Agreement shall continue in effect for two years from its effective date. Thereafter, this Agreement shall continue in effect, but with respect to any Covered Fund, subject to the termination provisions and all other terms and conditions hereof, only so long as such continuance is approved at least annually by the vote of a majority of VC I’s directors who are not parties to this Agreement or interested persons of any such parties, cast in person at a meeting called for the purpose of voting on such approval, and by a vote of a majority of VC I’s Board of Directors or a majority of that Fund’s outstanding voting securities.

This Agreement shall automatically terminate in the event of its assignment as that term is defined in the 1940 Act, or in the event of the termination of the Investment Advisory Agreement between VALIC and VC I as it relates to any Covered Fund(s); provided that the termination of an Interim Investment Advisory Agreement between VC I and VALIC, pursuant to Rule 15a-4 under the 1940 Act upon shareholder approval of a definitive Investment Advisory Agreement with respect to a Covered Fund, shall not result in the termination of this Agreement as to such Covered Fund. The Agreement may be terminated as to any Covered Fund at any time, without the payment of any penalty, by vote of VC I’s Board of Directors or by vote of a majority of that Covered Fund’s outstanding voting securities on at least 60 days’ prior written notice to the SUB-ADVISER, or upon such shorter notice as may be mutually agreed upon by the parties. This Agreement may also be terminated by VALIC: (i) on at least 60 days’ prior written notice to the SUB-ADVISER, or upon such shorter notice as may be mutually agreed upon by the parties, without the payment of any penalty; or (ii) if the SUB-ADVISER becomes unable to discharge its duties and obligations under this Agreement. The SUB-ADVISER may terminate this Agreement at any time, or preclude its renewal without the payment of any penalty, on at least 60 days’ prior written notice to VALIC, or upon such shorter notice as may be mutually agreed upon by the parties.

6.	Other Matters

The SUB-ADVISER may from time to time employ or associate with itself any person or persons believed to be particularly fit to assist in its performance of services under this Agreement, provided no such person serves or acts as an investment adviser separate from the SUB-ADVISER so as to require a new written contract pursuant to the 1940 Act. The compensation of any such persons will be paid by the SUB-ADVISER, and no obligation will be incurred by, or on behalf of, VALIC or VC I with respect to them.

The SUB-ADVISER agrees that all books and records which it maintains for VC I are VC I’s property. The SUB-ADVISER also agrees upon request of VALIC or VC I, to promptly surrender the books and records in accordance with the 1940 Act and rules thereunder. The SUB-ADVISER further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by subparagraphs (b) (5), (6), (7), (9), (10), (11) and paragraph (f) of Rule 31a-1 under the 1940 Act. VALIC has herewith furnished the SUB-ADVISER copies of VC I’s Prospectus, Statement of Additional Information, Articles and Bylaws as currently in effect and agrees during the continuance of this Agreement to furnish the SUB-ADVISER copies of any amendments or supplements thereto before or at the time the amendments or supplements become effective.

The SUB-ADVISER is authorized to honor and act on any notice, instruction or confirmation given by VALIC on behalf of VC I in writing signed or sent by any of the persons whose names, addresses and specimen signatures will be provided by VALIC from time to time. The SUB-ADVISER shall not be liable for so acting in good faith upon such instructions, confirmation or authority, notwithstanding that it shall subsequently be shown that the same was not given or signed or sent by an authorized person.

VALIC agrees to furnish the SUB-ADVISER at its principal office prior to use thereof, copies of all prospectuses, proxy statements, reports to shareholders, sales literature, or other material prepared for distribution to interest holders of VC I or the public that refer in any way to the SUB-ADVISER, and not to use such material if the SUB-ADVISER reasonably objects in writing within ten (10) business days (or such other time as may be mutually agreed) after receipt thereof. In the event of termination of this Agreement, VALIC will continue to furnish to the SUB-ADVISER copies of any of the above-mentioned materials that refer in any way to the SUB-ADVISER. VALIC shall furnish or otherwise make available to the SUB-ADVISER such other information relating to the business affairs of VALIC and VC I as the SUB-ADVISER at any time, or from time to time, may reasonably request in order to discharge obligations hereunder. The provisions of this paragraph shall survive the termination of this Agreement.

VALIC agrees to indemnify the SUB-ADVISER for losses and claims which arise (i) as a result of a failure by VALIC to provide the services or furnish materials required under the terms of this Agreement, or (ii) as the result of any untrue statement of a material fact or any omission to state a material fact required to be stated or necessary to make the statements, in light of the circumstances under which they were made, not misleading in any registration statements , proxy materials, reports, advertisements, sales literature, or other materials pertaining to VC I, except insofar as any such statement or omission was made in reliance on information provided by the SUB-ADVISER or its affiliates. The provisions of this paragraph shall survive the termination of this Agreement.

The SUB-ADVISER agrees to indemnify VALIC for losses and claims which arise (i) as a result of a failure by SUB-ADVISER to provide the services or furnish the materials required under the terms of this Agreement, or (ii) as the result of any untrue statement of a material fact or any omission to state a material fact required to be stated or necessary to make the statements, in light of the circumstances under which they were made, not misleading in any registration statements, proxy materials, reports, advertisements. sales literature, or other materials pertaining to VC I to the extent any such statement or omission was made in reliance on information provided by the SUB-ADVISER or its affiliates.

7.	Confidentiality

Each party will receive and hold any records or other information obtained pursuant to this Agreement (“confidential information”) in the strictest confidence, and acknowledges, represents, and warrants that it will use its reasonable best efforts to protect the confidentiality of this information. Each party agrees that, without the prior written consent of the other party, it will not use, copy, or divulge to third parties (other than such party’s respective Representatives (as defined below)) or otherwise use, except in accordance with the terms of this Agreement, any confidential information obtained from or through the other party in connection with this Agreement other than as reasonably necessary in the course of a Covered Fund’s business, including, but not limited to, as may be requested by broker-dealers or third party firms conducting due diligence on the Covered Fund; provided that such recipients must agree to protect the confidentiality of such confidential information and use such information only for the purposes of providing services to the Covered Fund; provided, further, however, this covenant shall not apply to information which: (i) has been made publicly available by the other party or is otherwise in the public domain through no fault of the disclosing party; (ii) is within the legitimate possession of the disclosing party prior to its disclosure by such party and without any obligation of confidence; (iii) is lawfully received by the disclosing party from a third party when, to the best of such party’s knowledge and belief, such third party was not restricted from disclosing the information to such party; (iv) is independently developed by the disclosing party through persons who have not had access to, or knowledge of, the confidential information; or (v) is approved in writing for disclosure by the other party prior to its disclosure.

Any confidential information provided by a party shall remain the sole property of such party, and shall be promptly returned to such party (or destroyed) following any request by such party to do so. Notwithstanding the foregoing, either party (and others to whom permitted disclosure has been made) (i) may retain a copy of the confidential information as is required for regulatory purposes or to comply with internal policy or laws relating to document retention and (ii) shall not be required to return, delete, or destroy any confidential information as resides on its electronic systems, including email and back-up tapes, it being understood that any such surviving confidential information shall remain subject to the limitations of this Section 7.

To the extent that any confidential information may include materials subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, each party agrees that they have a commonality of interest with respect to such matters and it is their mutual desire, intention and understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All confidential information furnished by either party to the other or such other party’s Representatives hereunder that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under such privileges, this Agreement, and under the joint defense doctrine.

Notwithstanding any other provision of this Agreement, each party and its respective Representatives shall be permitted to retain and disclose confidential information to the extent such retention and disclosure is: (i) required by any law or regulation; (ii) required or requested by, or necessary under the rules of, any court, any governmental agency or other regulatory authority (including, without limitation, any stock exchange or self-regulatory organization); or (iii) necessary in connection with any action, investigation or proceeding (including, without limitation, as part of any interrogatory, court order, subpoena, administrative proceeding, civil investigatory demand, in each case whether oral or written, or any other legal or regulatory process); provided, however, to the extent permitted by law, regulation or regulatory requirement, such party shall promptly notify the other party of the pending disclosure in writing and cooperate in all reasonable respects (and at such other party’s expense) with such other party in seeking to obtain a protective order either precluding such disclosure or requiring that the confidential information so disclosed be maintained as confidential or used only for the purposes related to the action, investigation or proceeding).

For purposes of this Agreement, “Representatives” with respect to a party means such party’s representatives, directors, officers, investment and advisory committee members, employees, fund participants, rating agencies, professional advisers (including lawyers, accountants and investment bankers), affiliates or agents of such party who have a need to know confidential information. A party shall be responsible for enforcing compliance with this Agreement by its Representatives, if and to the extent such party has disclosed confidential information to any of them. The terms of this Section 7 are in addition to the terms of any other agreements between the parties or their affiliates.

The parties agree that, notwithstanding the foregoing, the SUB-ADVISER may disclose the total return earned by the Covered Fund(s) and may include such total return in the calculation of composite performance information.

8.	Applicability of Federal Securities Laws

This Agreement shall be interpreted in accordance with the laws of the State of Texas and applicable federal securities laws and regulations, including definitions therein and such exemptions as may be granted to VALIC or the SUB-ADVISER by the SEC or such interpretive positions as may be taken by the SEC or its staff. To the extent that the applicable law of the State of Texas, or any of the provisions herein, conflict with applicable provisions of the federal securities laws, the latter shall control.

9.	Amendment and Waiver

Provisions of this Agreement may be amended, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. The Agreement may be amended by mutual written consent of the parties, subject to the requirements of the 1940 Act and the rules and regulations promulgated and orders granted thereunder.

10.	Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com or www.echosign.com, or other applicable law) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

11.	Force Majeure

No party to this Agreement will be liable for any failure or delay in performing any of its obligations under or pursuant to the Agreement, and any such failure or delay in performing its obligations will not constitute a breach of the Agreement, if such failure or delay is due to an event outside its reasonable control, unless the response to such event is not in accordance with the party’s respective business continuity plan or other such policies and procedures. Any such non-performing party will be entitled to a reasonable extension of the time for performing such obligations. Events outside a party’s reasonable control include any event or circumstance that the party is unable to avoid using reasonable skill and care, including, but not limited to, acts of civil or military authority, national emergencies, fire, flood or other catastrophe, acts of God, terrorism, war or riots or severe or adverse weather conditions.

12.	Notices

All notices required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be addressed to the appropriate party at the address specified below, or such other address as may be specified by such party in writing in accordance with this Section, and shall be deemed to have been properly given when delivered or mailed by electronic mail, by U.S. certified or registered mail, return receipt requested, postage prepaid, or by reputable courier service.

VALIC consents to the delivery of a Covered Fund’s account statements, reports and other communications related to the services provided under this Agreement (collectively, “Account Communications”) via electronic mail and/or other electronic means acceptable to VALIC, in lieu of sending such Account Communications as hard copies via facsimile, mail or other means. VALIC confirms that it has provided the SUB-ADVISER with at least one valid electronic mail address where Account Communications can be sent. VALIC acknowledges that the SUB-ADVISER reserves the right to distribute certain Account Communications via facsimile, mail or other means to the extent required by applicable law or otherwise deemed advisable. VALIC may withdraw consent to electronic delivery at any time by giving the SUB-ADVISER notice pursuant this Section.

If to VALIC:	With a copy to:

The Variable Annuity Life Insurance Company 2919 Allen Parkway Houston, Texas 77019 Attention: General Counsel Email address: SAAMCoLegal@corebridgefinancial.com	SunAmerica Asset Management, LLC 30 Hudson Street, 16th Floor Jersey City, New Jersey 07311 Attention: General Counsel Email address: SAAMCoLegal@corebridgefinancial.com

If to SUB-ADVISER:

Wellington Management Company LLP 280 Congress Street Boston, Massachusetts 02210 Attention: Legal and Compliance Email address: WRTSunAmerica@wellington.com

[Signature page follows]

The parties hereto have each caused this Agreement to be signed in duplicate on its behalf by its duly authorized officer on the above date.

Pursuant to an Exemption from the Commodity Futures Trading Commission in connection with accounts of qualified eligible persons, this account document is not required to be and has not been filed with the Commission. The Commodity Futures Trading Commission does not pass upon the merits of participating in a trading program or upon the adequacy or accuracy of commodity trading advisor disclosure. Consequently, the Commodity Futures Trading Commission has not reviewed or approved this trading program or this account document.

THE VARIABLE ANNUITY LIFE INSURANCE COMPANY

By:	/s/ Eric S. Levy
Name: Eric S. Levy
Title: Senior Vice President

WELLINGTON MANAGEMENT COMPANY LLP

By:	/s/ Desmond Havlicek
Name: Desmond Havlicek
Title: Senior Managing Director

[Signature Page to VC I Wellington Investment Sub-Advisory Agreement]